UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
On August 31, 2026, HF Foods Group Inc. (the “Company” or “HF Foods”) completed the previously announced acquisition of Searay Foods Inc., a corporation formed under the laws of British Columbia (“Searay Canada”), Morgan Foods Inc., a corporation formed under the laws of British Columbia (“Morgan Foods”), and certain assets of Searay Foods USA Inc., a corporation formed under Washington Business Corporation Act (“Searay USA”, and together with Searay Canada and Morgan Foods, the “Searay Group”), pursuant to the Securities Purchase Agreement, dated as of July 17, 2026 (the “Agreement”), as amended by the Amendment to Securities Purchase Agreement, dated as of August 27, 2026 (the “Amendment”), by and among the Company, HF Acquisition Newco Inc., a Delaware corporation and wholly-owned subsidiary of the Company (the “Buyer”), HF Toro Canada Holdings Inc., a British Columbia limited company (“Searay Acquisition Co” and, together with the Company and the Buyer, the “Buyer Entities”), the Searay Group; the sellers named therein (the “Sellers”), and Jackie Chi Fai Chan, solely in his capacity as the representative of the Sellers, pursuant to which the Buyer Entities acquired 100% of the issued and outstanding securities of Searay Canada and Morgan Foods, as well as certain assets of Searay USA, from the Sellers (the “Acquisition”). The Acquisition closed on August 31, 2026 (the “Closing Date”).
In accordance with the terms of the Agreement, the Company acquired 100% of the issued and outstanding equity interests of Searay Canada and Morgan Foods, as well as certain assets of Searay USA, from the Sellers, for an aggregated purchase price of CAD$71.1 million (approximately USD$51.3 million based on the applicable exchange rate as of August 31, 2026). The purchase price was paid as (i) cash of approximately CAD$62.2 million (approximately USD$44.9 million based on the applicable exchange rate as of August 31, 2026), (ii) cash-settled earnout instruments payable upon the achievement of specified future performance conditions, with an estimated fair value of approximately USD$0.8 million, and (iii) 1,701,871 shares of the Company’s common stock that were placed in escrow, with a fair value of approximately USD$5.6 million, subject to certain earn-out conditions at closing (the “Shares”). Subject to the achievement of certain earn-out thresholds, a portion or all of the Shares will be released from escrow to the Sellers following the completion of the two-year earn-out period after the closing of the Acquisition. Upon release of the Shares, if the market price of the Company’s common stock is below $4.00 per share, the Company is required to purchase the released Shares at $4.00 per share. In addition, the Sellers are eligible to receive contingent earnout payments based on achievement of specified EBITDA targets over a two- to three-year period following the closing of the Acquisition (the “Closing”).
In connection with the Closing, the parties entered into the Amendment, which, among other things, (i) subordinates the earnout payments to the credit facilities of the Buyer Entities, (ii) provides for simple interest at SOFR plus 2% per annum on any deferred earnout payments, (iii) waives, solely as a closing condition, the requirement to obtain certain third-party consents at or prior to the Closing, (iv) provides for uncapped indemnification by the Sellers for losses arising from the failure to obtain such consents, and (v) permits the Buyer Entities to assign their rights under the Agreement to affiliates and as collateral security to lenders.
To finance the Acquisition, HF Foods drew down its outstanding availability on its Asset Backed Loans (“ABL”), as well as its Third Amended and Restated Credit Agreement, dated as of March 31, 2022 (as amended, the “Credit Agreement”), with JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”). Additionally, in connection with the Closing, the Company and the Borrowers under the Credit Agreement entered into a Consent (the “Consent”), pursuant to which the Administrative Agent and the required lenders consented to the joinder of Searay Canada, Morgan Foods and any subsidiary formed or acquired in connection with the Acquisition as parties to the Credit Agreement and related loan documents within five business days following the closing of the Acquisition (or such later date as agreed by the Administrative Agent), rather than immediately upon consummation of the Acquisition.
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes. We refer to the transaction accounting adjustments related to the Acquisition as the “Acquisition Adjustments” and refer to the transaction accounting adjustments related to draw down on our ABL and Credit Agreement to fund the cash portion of consideration for the acquisition as the “Financing Adjustments.”
The unaudited pro forma condensed combined balance sheet as of June 30, 2026 combines the unaudited condensed consolidated balance sheet of HF Foods as of June 30, 2026 with the unaudited condensed combined balance sheet of the Searay Group as of June 30, 2026, giving effect to the Acquisition and the Financing as if it had been consummated on June 30, 2026.
The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2026 combines the unaudited condensed consolidated statement of operations of HF Foods for the six months ended June 30, 2026 with the unaudited condensed combined statement of operations of the Searay Group for the six months ended June 30, 2026, giving effect to the Acquisition and the Financing as if it had been consummated on January 1, 2025.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 combines the audited consolidated statement of operations of HF Foods for the year ended December 31, 2025 with the audited combined statement of operations of the Searay Group for the year ended December 31, 2025, giving effect to the Acquisition and the Financing as if it had been consummated on January 1, 2025.
The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following:
•The historical audited consolidated financial statements of HF Foods as of and for the year ended December 31, 2025, as included in the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2026;
•The historical unaudited consolidated financial statements of HF Foods as of and for the six months ended June 30, 2026, as included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 10, 2026;
•The historical audited combined financial statements of the Searay Group as of and for the year ended December 31, 2025, included as an exhibit to the Form 8-K/A to which this unaudited pro forma condensed combined financial information is attached; and
•The historical unaudited combined financial statements of the Searay Group as of and for the six months ended June 30, 2026, included as an exhibit to the Form 8-K/A to which this unaudited pro forma condensed combined financial information is attached.
Accounting for the Acquisition
The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with accounting principles generally accepted in the United States (“GAAP”). A newly formed subsidiary of HF Foods has been treated as the acquirer for accounting purposes, and thus accounts for the acquisition as a business combination in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). The total purchase price will be allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values. The assets and liabilities of the Searay Group have been measured based on various preliminary estimates using assumptions that the Company’s management believes are reasonable and based on currently available information. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing this unaudited pro forma condensed combined financial information.
Differences between these preliminary estimates and the final purchase accounting may occur, and the final purchase accounting could be materially different from the preliminary estimates used to prepare the accompanying unaudited pro forma condensed combined financial information and could have a material impact on the combined company’s future results of operations and financial position.
Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information appearing below does not consider any potential effects of changes in market conditions on revenues or expense efficiencies, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary acquisition accounting of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from what will be recorded upon completion of the final acquisition accounting.
The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments reflect transaction accounting adjustments related to the Acquisition and the Financing, which are discussed in further detail below. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent the combined company’s consolidated results of operations or the consolidated financial position that would actually have occurred had the acquisition been consummated on the dates assumed or to project the combined company’s consolidated results of operations or consolidated financial position for any future date or period.
The accounting policies followed in preparing the unaudited pro forma condensed combined financial statements are those used by HF Foods as set forth in the audited historical financial statements. HF Foods has performed a preliminary review to identify any accounting policy differences between the accounting policies used in the Searay Group’s financial statements and those of the Company, where the impact was potentially material and could be reasonably estimated, with the Company identifying no such differences. A more comprehensive comparison and assessment will occur, which may result in additional differences being identified. Additionally, HF Foods has not included any presentation adjustments as the line items are consistent in nature and presentation.
The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved because of the acquisition.
HF Foods and the Searay Group have not had any historical material relationship prior to the acquisition. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
1. Basis of Presentation
The pro forma adjustments have been prepared as if the Acquisition and the Financing had been consummated on June 30, 2026, in the case of the unaudited pro forma condensed combined balance sheet, and, in the case of the unaudited pro forma condensed combined statements of operations, as if the Acquisition and the Financing had been consummated on January 1, 2025, the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of income.
The unaudited pro forma condensed combined financial information has been prepared assuming the acquisition method of accounting in accordance with GAAP. Under this method, the Searay Group’s assets and liabilities will be recorded at their respective fair values. Any difference between the purchase price for the Searay Group and the fair value of the identifiable net assets acquired (including intangibles) will be recorded as goodwill. The pro forma adjustments are based on preliminary accounting conclusions and are subject to potential revisions upon further analysis.
The unaudited pro forma condensed consolidated financial information does not reflect any management adjustments for expected effects of the pro forma events.
The pro forma adjustments represent management’s estimates based on information available as of the date of this Form 8-K/A and are subject to change as additional information becomes available and additional analyses are performed.
2. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2026
The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2026 are as follows:

(A)Reflects the acquisition accounting adjustments to record the Searay Group’s assets and liabilities at estimated fair value based on the consideration transferred. The accounting adjustments also include adjustments to certain pre-Acquisition related-party balances of the Searay Group, including shareholder advances, amounts payable to related parties for preferred stock redemptions, and outstanding preferred stock, as these balances were not assumed by HF Foods as part of the Acquisition. Additionally, this adjustment reflects the recording of the preliminary estimate of goodwill and the elimination of the historical equity balances of the Searay Group.

The preliminary purchase price was allocated among the identified assets to be acquired, based on a preliminary analysis. Goodwill is expected to be recognized as a result of the acquisition, which represents the excess fair value of consideration over the fair value of the underlying net assets of the Searay Group. In accordance with Rule 11-02 of SEC Regulation S-X, the pro forma adjustments have been calculated as of the measurement date, August 31, 2026, the date the Acquisition was completed, using the measurement methodology prescribed by the applicable accounting standards.

The deferred income taxes represent the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary acquisition accounting. Deferred taxes associated with estimated fair value adjustments were calculated using the estimated Canadian statutory tax rate of 27%. No deferred taxes have been recorded for goodwill, which is not deductible for tax purposes. The income tax balances included in the preliminary purchase price allocation are provisional and may be adjusted during the measurement period.

The estimates of fair value are based upon preliminary valuation assumptions, and are believed to be reasonable, but are inherently uncertain and unpredictable. As a result, actual results may differ from estimates, and the difference may be material.

The following is a preliminary estimate of the assets acquired, and the liabilities assumed by HF Foods in the acquisition as of August 31, 2026, reconciled to the estimated purchase consideration (in thousands):

Assets Acquired and Liabilities Assumed	Preliminary Estimate of Fair Value
Cash	3,299
Account receivable	5,691
Inventories	11,567
Prepaid expenses and other current assets	816
Property, plant and equipment	369
Other long-term assets	50
Customer relationships(1)	20,129
Trademarks, trade names and other intangibles(1)	3,010
Goodwill	13,584
Accounts payable	(605)
Accrued expenses and other liabilities	(322)
Deferred tax liabilities	(6,248)
Total Fair Value	51,340

The following is a preliminary estimate of the fair value of the total purchase consideration on the Closing Date of the Acquisition the acquisition:

Value of Purchase Consideration
Cash Consideration (2)	44,916
Escrow share consideration (3)	5,648
Contingent consideration(4)	776
Total Purchase Consideration	$ 51,340

(1)Intangible assets were comprised of the following:

Asset type	Fair value	Useful Life and Depreciating Method	Valuation methodology
Customer relationships	20,129	10 years, straight line	Multi-period excess earnings
Trade names	2,560	10 years, straight line	Relief from royalty
Non-Competition agreements	450	3 years, straight line	Provisional
Total intangible assets	$ 23,139
(2)This represents cash paid to the Sellers.
(3)Represents approximately 1.7 million shares of HF Foods common stock placed and deposited with an escrow agent. The release of the escrowed shares is subject to the achievement of certain specified financial performance earnout conditions during the two-year period following the acquisition. The number of shares ultimately released to the Sellers may be less than the full amount, depending on the extent to which the applicable earnout conditions are satisfied. Further, if the price of HF Foods’ stock falls below $4 per share as of the end of the two-year earnout period, the provisions of the Agreement would require that HF Foods settle such shares for cash consideration of $4 per share or approximately $6.8 million. The fair value of the escrow share contingent consideration was determined by using a Monte Carlo simulation based on Level 3 Inputs (unobservable inputs which reflect the reporting entity’s own assumptions about what assumptions market participants would use in pricing the asset or liability based on the best available information). The obligation associated with the escrowed shares is classified as a liability pursuant to ASC 480 and is remeasured each reporting period, with changes in fair value recognized in earnings. For purposes of the pro forma Balance Sheet, the escrow share consideration is included in adjustment (A) together with the contingent consideration referenced in (4) below and presented as “other long-term liabilities”.
(4)The consideration included contingent consideration of $776 thousand, representing the estimated fair value of the Growth and Customer earnouts. The Growth Earnout provides for cash payments based on Adjusted EBITDA exceeding specified thresholds during the two-year post-closing period, while the Customer Earnout provides for cash payments based on EBITDA generated from qualifying Customer locations during the three-year post-closing period, each subject to contractual caps. The fair value of the Growth and Customer earnouts was estimated using by using a Monte Carlo simulation based on Level 3 Inputs. The contingent consideration, together with the separate escrowed-share arrangement, is included in adjustment (A) and presented as “other long-term liabilities”.

(B)Reflects the acquisition related costs, primarily comprised of investment banking fees, legal fees, issuance costs of escrowed shares, and other related advisory costs. These costs are not expected to recur beyond 12 months after the Acquisition. The related income statement adjustment is reflected at adjustment (BB).
(C)Reflects incremental borrowing in the amount of $44.9 million utilizing the Company’s existing revolving credit facility. The related income statement adjustment is reflected at adjustment (DD).
3. Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Income for the Six Months ended June 30, 2026 and for the Year ended December 31, 2025
(AA)    Reflects the pro forma impacts related to the acquisition accounting discussed at adjustment (A). This includes the following impact:
•Amortization expense on intangible assets - Reflects an increase in amortization expense in the amount of $1.2 million for the six months ended June 30, 2026 and an increase of $2.4 million for the year ended December 31, 2025. This change related to customer relationships, trade names and non-competition agreements was calculated using the estimated weighted average remaining useful life of 10 years, 10 years, and 3 years, respectively.
(BB)    Reflects the recognition of nonrecurring expenses related to estimated transaction costs in the amount of $408 thousand, which are primarily comprised of investment banking fees, legal fees, issuance costs of escrowed shares, and other related advisory costs. These costs are not expected to recur beyond 12 months after the Acquisition. The related balance sheet adjustment is reflected at adjustment (B).
(CC) Reflects the income tax effect of the pro forma adjustments for the six months ended June 30, 2026 and for the year ended December 31, 2025, calculated using the statutory rates in effect for the relevant jurisdictions: 27% (Canadian federal and British Columbia) for adjustments related to the Searay Group, including amortization of acquired intangible assets. Transaction costs are assumed not to be deductible for income tax purposes. The pro forma income tax adjustments do not reflect the effects of any post-acquisition tax planning, and the effective tax rate of the combined company could differ significantly from the pro forma amounts presented.
(DD) Reflects estimated interest expense related to incremental borrowing on the revolving credit facility, as presented at adjustment (C). The revolving credit facility borrowing has a variable interest rate based on Secured Overnight Financing Rate (“SOFR”). The effective interest rate was determined using the one-month SOFR plus a credit adjustment of 0.1% plus 1.375% per annum, which is 5.60% and 5.85%, respectively, as of June 30, 2026 and December 31, 2025. A change in SOFR of 1/8 of a percent would result in an increase or decrease in interest expense for the six months ended June 30, 2026 and for the year ended December 31, 2025, of approximately $28 thousand and $56 thousand, respectively.

(EE) Reflects the income tax effect of the financing adjustment at (DD) for the six months ended June 30, 2026 and for the year ended December 31, 2025, calculated using an estimated U.S. combined federal and blended state statutory rate of 24%, as the borrowing was incurred by HF Foods.

4. Unaudited Pro Forma Earnings Per Share
The pro forma net income (loss) per share calculations have been performed for the six months ended June 30, 2026 and for the year ended December 31, 2025, assuming the acquisition occurred on January 1, 2025.

	For the Six Months Ended	For the Year Ended
	June 30, 2026	December 31, 2025
	(in thousands, except per share data)
Numerator
Pro forma net income attributable to HF Foods	$ 4,434	$ (38,436)
Denominator
Pro forma weighted average number of common shares outstanding-basic	53,243	52,947
Pro forma earnings per share-basic	$0.08	$ (0.73)
Add: effect of dilutive securities	467	-
Add: effect of dilutive escrow shares/contingent consideration securities (1)	-	-
Pro forma weighted average number of shares-diluted	53,710	52,947
Pro forma earnings per share-diluted	$0.08	$ (0.73)

(1) The contingent shares held in escrow are subject to certain performance-based vesting conditions. For purposes of diluted earnings per share, contingently issuable shares are included based on the number of shares, if any, that would be issuable assuming the end of the reporting period were the end of the contingency period. Because HF Foods’ share price was below the applicable settlement price as of the balance sheet date, any contingent shares otherwise issuable would have been subject to cash repurchase. Accordingly, no contingent shares were included in the weighted-average shares outstanding for purposes of calculating pro forma diluted earnings per share.
The actual earnout period extends from September 2026 through August 2028. If HF Foods’ share price exceeds $4.00 at the end of the applicable contingency period, up to approximately 1.7 million additional shares could become issuable. If such shares were included in diluted earnings per share, the maximum potential incremental dilution is estimated to be approximately $0.0025 per share.
The 1,701,871 escrow shares were excluded from pro forma diluted loss per share for the year ended December 31, 2025 because including the escrow shares would have been anti-dilutive. Potential common shares are included in diluted earnings (loss) per share only when their effect is dilutive.